Exhibit 99

MATRIX SERVICE COMPANY REPORTS SECOND QUARTER RESULTS; REVISES FISCAL 2017 GUIDANCE
TULSA, OK – February 8, 2017 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy, power and industrial markets across North America, today reported financial results for its second quarter ended December 31, 2016.
Key highlights:

•	Revenue was $312.7 million and fully diluted earnings per share were $0.20 for the quarter

•	Backlog increased to $814.0 million on project awards in the quarter of $310.3 million

•	Acquisition of Houston Interests elevates engineering expertise across multiple operating segments and immediately expands project opportunities

•	Increased credit facility to $300.0 million to fund strategic growth objectives
“As reflected in our second quarter results, we are experiencing delays in the timing of awards, as well as ongoing conservative spending patterns by our customers caused by persistently challenging and uncertain market conditions. We expect these conditions to negatively impact our third quarter and, to a lesser degree, full year results," said Matrix Service Company President and Chief Executive Officer, John R. Hewitt. "As a result, the Company is revising its fiscal 2017 guidance for revenue to between $1.20 billion and $1.30 billion and fully diluted earnings per share to between $0.75 and $1.05."
Hewitt added, "At the same time, we are seeing indicators that these uncertain market conditions are beginning to clear, with customer confidence improving. The opportunity pipeline is getting stronger as indicated by project awards of $310 million in the quarter - a book-to-bill of nearly one-to-one. Additionally, our diversified platform and financial strength, together with the engineering expertise and capacity we gained through Houston Interests, has opened up even more opportunities across our operating segments. We expect capital projects and maintenance spending to improve in fiscal 2018 and remain optimistic about the long term performance of the business.”
Second Quarter Fiscal 2017 Results
Consolidated revenue was $312.7 million for the three months ended December 31, 2016, compared to $323.5 million in the same period in the prior fiscal year. The decrease resulted from lower volumes in the Industrial and Oil Gas & Chemical segments, which was partially offset by higher volumes in the Electrical Infrastructure and Storage Solutions segments. The Company earned $5.3 million, or $0.20 per fully diluted share in the second quarter of fiscal 2017 compared to $5.4 million, or $0.20 per fully diluted share in the prior year.
Consolidated gross profit was $28.2 million in the three months ended December 31, 2016 compared to $30.0 million in the three months ended December 31, 2015. The gross margin was 9.0% in the three months ended December 31, 2016 compared to 9.3% in the same period in the prior fiscal year. The reduction in gross margin in fiscal 2017 is primarily attributable to lower direct margins and increased under recovery of construction overhead costs in the Oil Gas & Chemical and Industrial segments, which were partially offset by higher direct margins in the Storage Solutions and Electrical Infrastructure segments.
Consolidated SG&A expenses were $20.0 million in the three months ended December 31, 2016 compared to $25.1 million in the same period a year earlier. The decrease in SG&A expense in fiscal 2017 was primarily attributable to a non-routine bad debt charge of $5.2 million from a client bankruptcy in fiscal 2016. Fiscal 2017 SG&A expense included $0.7 million of acquisition and integration costs from the Houston Interests acquisition mentioned above.
Six Month Fiscal 2017 Results
Consolidated revenue was $654.4 million for the six months ended December 31, 2016, compared to $642.9 million in the same period in the prior fiscal year. The increase resulted from higher volumes in the Storage Solutions and Electrical Infrastructure segments, which were partially offset by lower volumes in the Industrial and Oil Gas & Chemical segments. The Company earned $14.6 million, or $0.54 per fully diluted share during the six months ended December 31, 2016 compared to $15.4 million, or $0.56 per fully diluted share in the prior year.

Consolidated gross profit decreased from $64.6 million in the six months ended December 31, 2015 to $60.5 million in the six months ended December 31, 2016. Gross margin decreased to 9.2% in the six months ended December 31, 2016 compared to 10.0% in the same period in the prior fiscal year. The reduction in gross margin in fiscal 2017 is primarily attributable to lower direct margins and increased under recovery of construction overhead costs in the Oil Gas & Chemical and Industrial segments, which were partially offset by higher direct margins in the Storage Solutions segment.
Consolidated SG&A expenses were $38.0 million in the six months ended December 31, 2016 compared to $44.6 million in the same period a year earlier. The decrease in SG&A expense in fiscal 2017 was primarily attributable to a non-routine bad debt charge of $5.2 million from a client bankruptcy in fiscal 2016. Fiscal 2017 SG&A expense included $0.7 million of acquisition and integration costs from the Houston Interests acquisition.
Backlog
Backlog at December 31, 2016 was $814.0 million compared to $786.6 million at September 30, 2016 on project awards of $310.3 million, an increase of $27.4 million over the previous quarter.
Financial Position
Availability under the Company's credit facility of $162.2 million along with the Company's cash balance of $66.2 million provided liquidity of $228.4 million at December 31, 2016, an increase of $55.2 million, or 31.9%, since September 30, 2016. Subsequent to December 31, 2016, the Company executed a new five year credit agreement increasing its credit facility to $300.0 million to fund strategic growth objectives.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, February 9, 2017 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States, Canada and other international locations.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Revenues	$312,655	$323,529	$654,436	$642,860
Cost of revenues	284,443	293,524	593,946	578,271
Gross profit	28,212	30,005	60,490	64,589
Selling, general and administrative expenses	19,975	25,070	37,952	44,553
Operating income	8,237	4,935	22,538	20,036
Other income (expense):
Interest expense	(497)	(252)	(740)	(515)
Interest income	26	60	38	91
Other	47	(148)	54	(202)
Income before income tax expense	7,813	4,595	21,890	19,410
Provision for federal, state and foreign income taxes	2,563	1,477	7,298	6,553
Net income	$5,250	$3,118	14,592	12,857
Less: Net loss attributable to noncontrolling interest	—	(2,313)	—	(2,515)
Net income attributable to Matrix Service Company	$5,250	$5,431	$14,592	$15,372

Basic earnings per common share	$0.20	$0.20	$0.55	$0.58
Diluted earnings per common share	$0.20	$0.20	$0.54	$0.56
Weighted average common shares outstanding:
Basic	26,553	26,721	26,470	26,598
Diluted	26,832	27,248	26,842	27,229

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	December 31, 2016	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$66,230	$71,656
Accounts receivable, less allowances (December 31, 2016— $8,313 and June 30, 2016—$8,403)	248,712	190,434
Costs and estimated earnings in excess of billings on uncompleted contracts	80,296	104,001
Inventories	4,194	3,935
Income taxes receivable	486	9
Other current assets	8,318	5,411
Total current assets	408,236	375,446
Property, plant and equipment at cost:
Land and buildings	39,348	39,224
Construction equipment	91,587	90,386
Transportation equipment	48,254	49,046
Office equipment and software	34,946	29,577
Construction in progress	4,563	7,475
Total property, plant and equipment - at cost	218,698	215,708
Accumulated depreciation	(137,414)	(130,977)
Property, plant and equipment - net	81,284	84,731
Goodwill	113,019	78,293
Other intangible assets	29,351	20,999
Deferred income taxes	2,512	3,719
Other assets	1,388	1,779
Total assets	$635,790	$564,967

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	December 31, 2016	June 30, 2016
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$108,260	$141,445
Billings on uncompleted contracts in excess of costs and estimated earnings	74,858	58,327
Accrued wages and benefits	21,162	27,716
Accrued insurance	9,171	9,246
Income taxes payable	1,293	2,675
Other accrued expenses	15,539	6,621
Total current liabilities	230,283	246,030
Deferred income taxes	2,855	3,198
Borrowings under senior revolving credit facility	72,412	—
Other liabilities	411	173
Total liabilities	305,961	249,401
Commitments and contingencies
Stockholders’ equity:
Matrix Service Company stockholders' equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2016, and June 30, 2016; 26,588,643 and 26,297,145 shares outstanding as of December 31, 2016 and June 30, 2016	279	279
Additional paid-in capital	124,659	127,058
Retained earnings	237,749	223,157
Accumulated other comprehensive loss	(8,842)	(6,845)
	353,845	343,649
Less: Treasury stock, at cost — 1,299,574 shares as of December 31, 2016, and 1,591,072 shares as of June 30, 2016	(22,840)	(26,907)
Total Matrix Service Company stockholders’ equity	331,005	316,742
Noncontrolling interest	(1,176)	(1,176)
Total stockholders' equity	329,829	315,566
Total liabilities and stockholders’ equity	$635,790	$564,967

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Gross revenues
Electrical Infrastructure	$103,158	$91,398	$191,183	$157,023
Oil Gas & Chemical	56,913	63,472	94,741	132,431
Storage Solutions	128,927	122,647	328,577	267,217
Industrial	25,026	48,390	47,753	89,725
Total gross revenues	$314,024	$325,907	$662,254	$646,396
Less: Inter-segment revenues
Oil Gas & Chemical	1,199	1,932	$6,485	$2,580
Storage Solutions	170	478	298	812
Industrial	—	(32)	1,035	144
Total inter-segment revenues	$1,369	$2,378	$7,818	$3,536
Consolidated revenues
Electrical Infrastructure	$103,158	$91,398	$191,183	$157,023
Oil Gas & Chemical	55,714	61,540	88,256	129,851
Storage Solutions	128,757	122,169	328,279	266,405
Industrial	25,026	48,422	46,718	89,581
Total consolidated revenues	$312,655	$323,529	$654,436	$642,860
Gross profit
Electrical Infrastructure	$7,225	$4,021	$12,475	$8,729
Oil Gas & Chemical	2,431	5,971	2,432	11,654
Storage Solutions	17,071	14,426	43,524	34,658
Industrial	1,485	5,587	2,059	9,548
Total gross profit	$28,212	$30,005	$60,490	$64,589
Operating income (loss)
Electrical Infrastructure	$2,164	$(723)	$3,221	$477
Oil Gas & Chemical	(1,950)	(3,029)	(4,855)	(1,613)
Storage Solutions	8,242	6,374	25,015	17,923
Industrial	(219)	2,313	(843)	3,249
Total operating income	$8,237	$4,935	$22,538	$20,036

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended December 31, 2016:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of September 30, 2016	$354,286	$179,274	$198,141	$54,911	$786,612
Project awards	87,285	59,443	116,107	47,501	310,336
Acquired backlog from Houston Interests	—	26,502	—	3,195	29,697
Revenue recognized	(103,158)	(55,714)	(128,757)	(25,026)	(312,655)
Backlog as of December 31, 2016	$338,413	$209,505	$185,491	$80,581	$813,990
The following table provides a summary of changes in our backlog for the six months ended December 31, 2016:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2016	$369,791	$91,478	$359,013	$48,390	$868,672
Project awards	159,805	179,781	154,757	75,714	570,057
Acquired backlog from Houston Interests	—	26,502	—	3,195	29,697
Revenue recognized	(191,183)	(88,256)	(328,279)	(46,718)	(654,436)
Backlog as of December 31, 2016	$338,413	$209,505	$185,491	$80,581	$813,990